PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                         For the Three Months Ended             For the Nine Months Ended
                                                               September 30,                          September 30,
                                                      --------------------------------      ---------------------------------
Earnings per Share                                        2002               2001                2002               2001
------------------------------------------------      -------------      -------------      -------------       -------------
                                                                   (amounts in thousands, except per share data)
Net income.....................................        $    83,351        $    83,604        $   251,524         $   240,012

Less Preferred Stock dividend:
   10.00% Cumulative Preferred Stock, Series A.             (1,142)            (1,141)            (3,422)             (3,422)
   9.20% Cumulative Preferred Stock, Series B..             (1,322)            (1,372)            (4,066)             (4,116)
   Adjustable Rate Preferred Stock, Series C...               (507)              (506)            (1,519)             (1,518)
   9.50% Cumulative Preferred Stock, Series D..               (711)              (713)            (2,137)             (2,137)
   10.00% Cumulative Preferred Stock, Series E.             (1,372)            (1,372)            (4,116)             (4,116)
   9.75% Cumulative Preferred Stock, Series F..             (1,403)            (1,401)            (4,205)             (4,205)
   8.875% Cumulative Preferred Stock, Series G.                  -             (3,827)                 -             (11,482)
   8.45% Cumulative Preferred Stock, Series H..                  -             (3,565)                 -             (10,694)
   8.625% Cumulative Preferred Stock, Series I.                  -             (2,156)                 -              (6,469)
   8.00% Cumulative Preferred Stock, Series J..             (3,000)            (3,000)            (9,000)             (9,000)
   8.25% Cumulative Preferred Stock, Series K..             (2,372)            (2,372)            (7,116)             (7,116)
   8.25% Cumulative Preferred Stock, Series L..             (2,372)            (2,372)            (7,116)             (7,116)
   8.75% Cumulative Preferred Stock, Series M..             (1,230)            (1,230)            (3,690)             (3,690)
   8.60% Cumulative Preferred Stock, Series Q..             (3,708)            (3,709)           (11,126)            (10,427)
   8.00% Cumulative Preferred Stock, Series R..            (10,200)                 -            (30,600)                  -
   7.875% Cumulative Preferred Stock, Series S.             (2,830)                 -             (8,490)                  -
   7.625% Cumulative Preferred Stock, Series T.             (2,900)                 -             (8,111)                  -
   7.625% Cumulative Preferred Stock, Series U.             (2,859)                 -             (6,990)                  -
   7.500% Cumulative Preferred Stock, Series V.                  -                  -                  -                   -
                                                      -------------      -------------      -------------       -------------
      Total Preferred dividends................            (37,928)           (28,736)          (111,704)            (85,508)
                                                      -------------      -------------      -------------       -------------
                                                       $    45,423        $    54,868        $   139,820         $   154,504
                                                      -------------      -------------      -------------       -------------
Allocation of net income allocable to common
   shareholder to classes:
      Net income allocable to shareholders of the
        Equity Stock, Series A.................        $     5,375        $     5,314        $    16,126         $    14,080
      Net income allocable to shareholders of
        common stock...........................             40,048             49,554            123,694             140,424
                                                      -------------      -------------      -------------       -------------
                                                       $    45,423        $    54,868        $   139,820         $   154,504
                                                      =============      =============      =============       =============
Weighted average common shares outstanding:
      Basic - weighted average common shares
        outstanding............................            123,341            120,092            122,707             122,951
      Effect of dilutive stock options - based on
        treasury stock method using average
        market price...........................              1,443              1,662              1,832               1,026
                                                      -------------      -------------      -------------       -------------
      Diluted weighted average common shares
        outstanding............................            124,784            121,754            124,539             123,977
                                                      =============      =============      =============       =============

Basic earnings per common share................        $      0.32        $      0.41        $      1.01         $      1.14
                                                      =============      =============      =============       =============
Diluted earnings per common share..............        $      0.32        $      0.41        $      0.99         $      1.13
                                                      =============      =============      =============       =============

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three and nine months ending September 30, 2002 and 2001.

                                   Exhibit 11